Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 21, 2020, and effective as of May 4, 2020 (the “Effective Date”), by and between Excelerate US, Inc., a Delaware corporation (the “Company”), and Jill Ramsey (“Executive”). Certain terms used but not otherwise defined herein shall have the meaning set forth in Section 9.

WHEREAS, the Company and Executive are party to that certain Offer Letter, dated as of March 26, 2020 (the “Offer Letter”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to document the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Employment Period. Effective as of the Effective Date, the Company shall employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date; provided, that, this Agreement shall automatically renew on the same terms and conditions set forth herein, as modified from time to time by the parties hereto, for additional one (l)-year periods beginning on the fourth (4th) anniversary of the Effective Date and on each successive anniversary date thereafter, unless either party gives the other party written notice of such party’s election not to extend the term of this Agreement at least sixty (60) days prior to any such renewal date, and provided, further, that this Agreement may be earlier terminated as provided in Section 4. Except as expressly set forth (and subject to the conditions) in Section 4(b), no other compensation shall be payable for periods after this Agreement expires because it has not been renewed or has been terminated in accordance with its terms. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2. Position and Duties.

(a) Position; Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the duties, responsibilities, functions and authority typically accorded to such position, subject to the power and authority of the board of managers (the “Board”) of Excelerate, L.P. (“Holdings”) to expand or limit such duties, responsibilities, functions and authority in a manner reasonably consistent with the scope of duties, responsibilities, functions and authority associated with the position of Chief Executive Officer. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to Holdings and its Subsidiaries as the Board may from time to time direct.

(b) Reporting; Performance of Duties. Executive shall report to the Board, and Executive shall devote Executive’s best efforts and all of Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings and its Subsidiaries. Executive shall perform Executive’s duties, responsibilities and functions to and for the benefit of Holdings, the Company and their respective Subsidiaries hereunder to the best of Executive’s abilities, in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of Holdings, the Company and their respective Subsidiaries in all material respects. In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the efforts of Holdings, the Company and their respective Subsidiaries to expand their respective businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent or approval of the Board, (i) perform other services, whether or not for compensation, or (ii) cause Holdings, the Company or any of their Subsidiaries to enter into any Affiliate Transaction without prior approval of the Board. Notwithstanding the foregoing, Executive may, with prior written consent of the Board, serve as a director or trustee of any non-profit entity or civic organization, so long as such service does not, separately or in the aggregate, interfere with the fulfillment of Executive’s obligations hereunder or create an actual or potential business or fiduciary conflict. The Company is aware that you are currently a member of the board of directors of Flexible Steel Company and consents to your continued participation in such role.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be Five Hundred Sixty Five Thousand Dollars ($565,000.00) per annum and shall be subject to review and increase by the Board on an annual basis (as adjusted from time to time, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s standard payroll practices as in effect from time to time, but not less frequently than monthly. Executive’s Base Salary for any partial year will be pro-rated, with such proration based upon the actual number of days Executive is employed in such year.

(b) Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, to the extent consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s policy in effect from time to time with respect to reporting and documentation of such expenses.

(c) Bonus. During the Employment Period, in addition to the Base Salary, Executive will be eligible to earn an annual bonus (the “Annual Performance Bonus”) for each calendar year (beginning with the calendar year ending December 31,2020), with a target Annual Performance Bonus opportunity equal to Four Hundred Thirty-Five Thousand Dollars ($435,000) (the “Target Bonus”); provided, that, in order for any amounts of the Annual Performance Bonus to be payable to Executive, certain minimum established performance criteria must be met. The Annual Performance Bonus will be paid according to a scale based on and escalating from the minimum established performance criteria. Executive’s Annual Performance Bonus for a given calendar year, if any, will be based upon Executive’s performance and Holdings’ and its Subsidiaries’ achievement of financial, operational and performance targets and other objectives to be established on an annual basis by the Board, or the compensation committee of the Board (if there is one) (the “Compensation Committee”) no later than thirty (30) days after the first date of the applicable bonus period, in its sole discretion with input from you. Any such Annual Performance Bonus for any calendar year shall be paid no later than June 30 of the calendar year immediately following the calendar year to which such Annual Performance Bonus relates, subject to Executive’s continued employment with the Company through such date, and shall paid by the Company at the same time as annual performance bonuses are paid to other senior executives of the Company, subject to Executive’s continued employment through such date. For the avoidance of doubt, Executive’s Annual Performance Bonus for calendar year 2020 shall be pro-rated, with such proration effected by multiplying (A) the Annual Performance Bonus that would be due for the full calendar year by (B) a fraction, (x) the numerator of which is the number of days Executive is employed by the Company in calendar year 2020 and (y) the denominator of which is three hundred sixty-six (366).

(d) Equity Compensation. Subject to approval of the Board, Holdings and Executive will enter into an Incentive Equity Agreement (in the form attached hereto as Exhibit A) substantially simultaneously with the Effective Date, pursuant to which Executive will be issued Incentive Units (as defined in the Incentive Equity Agreement), representing approximately 5% of the fully diluted equity of Holdings as of the Effective Date (after taking the award into account), in accordance with the terms and subject to the conditions set forth in the Incentive Equity Agreement. Executive acknowledges that the Company may conduct equity issuance transactions with directors, advisors and employees prior to and following the Effective Date.

(e) Benefits. In addition to (but without duplication of) the Base Salary and any Annual Performance Bonuses payable to Executive pursuant to this Section 3, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, including the following benefits, in each case, during the Employment Period:

(i) health insurance, disability insurance, life insurance, accident insurance and group excess liability insurance coverage that is offered by the Company (assuming Executive and/or Executive’s family meet the eligibility requirements of such benefit plans);

(ii) retirement benefit contributions, including 401(k) contributions, supplemental retirement plan benefits and/or other customary forms of such benefits that are offered by the Company; and

(iii) fifteen (15) days of paid time off per year, which shall be taken in accordance with the Company’s then-current paid time off policy and subject to the business needs of the Company, plus nine (9) Company-paid holidays per year, in accordance with the Company’s holiday policy in effect from time to time. Executive may carry over unused paid time off from year to year; provided, that, the number of Executive’saccrued but unused paid time off days may not exceed one and one-half (PA) times the number of days Executive is allotted per year at any time.

4. Termination.

(a) Termination. The Employment Period shall terminate automatically and immediately upon Executive’s resignation for any reason, due to Executive’s death or Disability or upon the termination of Executive’s employment by the Company (through action by the Board) for any reason (whether for Cause or without Cause). The date on which Executive ceases to be employed by the Company for any reason is referred to herein as the “Termination Date.” Upon the Termination Date, Executive shall be deemed to have resigned from any position as an officer, director or fiduciary of any Company-related entity.

(b) Termination by the Company without Cause, by Executive for Good Reason, or due to the Company’s Non-Renewal. If the Employment Period is terminated by the Company without Cause, by Executive for Good Reason, or due to the Company’s election not to renew the Employment Period, then Executive shall be entitled to receive:

(i) (A) Executive’s earned and unpaid Base Salary through the Termination Date and (B) payment in lieu of any paid time off accrued, but unused, as of the Termination Date (payable in accordance with Section 3(a));

(ii) an amount equal to twelve (12) months of Executive’s then current Base Salary (such twelve (12)-month period, the “Severance Period”), as a special severance payment, payable pro rata over the Severance Period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly;

(iii) any Annual Performance Bonus for which the bonus period has been completed and an Annual Performance Bonus has been earned but not yet paid; and

(iv) reimbursement of COBRA premiums for Executive and her eligible dependents for a period of twelve (12) months following termination of employment.

Notwithstanding the foregoing, Executive shall not be entitled to receive any payments pursuant to Sections 4(b)(ii) (and Executive shall forfeit all rights to such payments) unless Executive has executed and delivered to the Company a general release substantially in form and substance as attached hereto as Exhibit B (the “General Release”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) days of the date of termination, and Executive shall be entitled to receive such payments only so long as Executive has not breached any of the provisions of the General Release or Sections 5, 6 and 7 hereof (a “Fundamental Breach”); provided that Executive will have ten (10) days after receiving written notice from the Company of a Fundamental Breach in which to cure such Fundamental Breach (to the extent capable of cure, as determined by the Board in good faith). If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(A) To the extent any such cash payment to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment shall commence upon the first scheduled payment date immediately after the date the General Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made after the Release Effective Date shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following Executive’s termination of employment.

(B) To the extent any such cash payment to be provided is “deferred compensation” for purposes of Code Section 409A, then such payment shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made after the sixtieth (60th) day following Executive’s termination of employment shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following Executive’s termination of employment.

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (I) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (II) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) For the avoidance of doubt and notwithstanding any implication herein to the contrary, no amounts shall be payable to Executive, and Executive shall have no obligations under this Agreement, including pursuant to this Section 4(b), if this Agreement is terminated by Executive prior to (including by failing to commence employment on) the Effective Date.

(d) Other Termination. If the Employment Period is terminated (i) by the Company for Cause, (ii) by Executive without Good Reason, (iii) due to Executive’s election not to renew the Employment Period, or (iv) due to Executive’s death or Disability, then Executive shall be entitled to receive only Executive’s earned and unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)).

(e) No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Holdings, the Company or any of their respective Subsidiaries from and after the Termination Date, and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable from and after the Termination Date (other than vested retirement benefits accrued on or prior to the Termination Date, accrued life and disability insurance benefits or other amounts owing hereunder as of the Termination Date that have not yet been paid, and/or any accrued, but unused, time off) shall cease upon the Termination Date, other than those expressly required under applicable law (such as COBRA).

(f) No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for under this Section 4 by seeking other employment or otherwise; provided that, notwithstanding anything to the contrary herein, Executive’s coverage under the Company’s health and dental benefit plans through COBRA will terminate when Executive becomes eligible under any employee benefit plan made available by another employer covering health and dental benefits. Executive shall notify the Company promptly, and in any event within thirty (30) days after becoming eligible for any such benefits.

(g) Right of Offset. The Company may offset any bona fide obligations that Executive owes Holdings, the Company or any of their respective Subsidiaries or Affiliates (which for the avoidance of doubt shall not include any unliquidated obligations or obligations to the extent Executive reasonably disputes the nature or amount thereof) against any amounts the Company or any of its Subsidiaries owe Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.

(h) Section 409A Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company or any of its respective Affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive under Code Section 409A or for any damages resulting from failing to comply with Code Section 409A.

(i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”

(ii) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iii) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(iv) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

5. Confidential Information.

(a) Protection of Confidential Information. Executive acknowledges that the continued success of Holdings, the Company and their respective Subsidiaries and Affiliates depends upon the use and protection of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form, and whether or not specifically labeled or identified as “confidential”) that is (i) related to Holdings’, the Company’s or their respective Subsidiaries’ or Affiliates’ (including any of their predecessors prior to being acquired by any of the foregoing) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Executive during the course of Executive’s employment concerning the business and affairs of Holdings, the Company and their respective Subsidiaries and Affiliates, information concerning (A) acquisition opportunities in, or reasonably related, to Holdings’, the Company’s or their respective Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware prior to or during the course of Executive’s employment or service with Holdings, the Company and their respective Subsidiaries; (B) identities and requirements of, contractual arrangements with and other information regarding Holdings’, the Company’s or any of their respective Subsidiaries’ or Affiliates’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, billing information, credit card information, bank account information and other information concerning customers; (C) internal business information, including development, transition and transformation plans, methodologies and methods of doing business, strategic, staffing, training, marketing, promotional, sales and expansion plans and practices, including plans regarding planned and potential sales, historical and projected financial information, budgets and business plans, risk management practices, negotiation strategies and practices, opinion leader lists and databases, customer service approaches, integration processes, new and existing programs and services, cost, rate and pricing structures and terms and requirements and costs of providing service, support and equipment; (D) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases, computer software, including operating systems, applications and program listings; (F) devices, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (G) copyrightable works; (H) intellectual property of every kind and description and (I) all similar and related information in whatever form. Executive further acknowledges that the Confidential Information obtained or learned by Executive during the course of Executive’s employment or service (including, for all purposes herein, prior to the Effective Date) with Holdings, the Company or any of their respective Subsidiaries or Affiliates concerning their business or affairs is their property. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own account any of such Confidential Information, whether or not developed by Executive, without the Board’s prior written consent, unless and to the extent that such Confidential Information (I) becomes generally known to and available for use by the public, other than as a result of Executive’s acts or omissions to act, or (II) is required to be disclosed pursuant to any applicable law or court order. Executive shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports, studies and other documents and data, relating to the business or affairs of Holdings, the Company or their respective Subsidiaries or Affiliates (including, without limitation, all Confidential Information and Work Product (as defined below)) that Executive may then possess or have under Executive’s control.

(b) Use of Confidential Information. During the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Holdings, the Company or their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is common knowledge in the industry; (ii) otherwise legally in the public domain or; (iii) otherwise provided or developed by Holdings, the Company or their respective Subsidiaries or Affiliates or in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during Executive’s employment, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, then Executive shall immediately advise the Board so that Executive’s duties may be modified appropriately.

(c) Past Employment. Executive represents and warrants that Executive took nothing that belonged to any former employer when Executive left Executive’s prior position and that Executive has nothing that contains any information that belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(d) Third-Party Information. Executive understands that Holdings, the Company and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Holdings’, the Company’s and their respective Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Holdings, the Company or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for Holdings, the Company or their respective Subsidiaries and Affiliates) or use, except in connection with Executive’s work for Holdings, the Company or their respective Subsidiaries and Affiliates, Third- Party Information unless expressly authorized by the Board in writing.

(e) Whistleblower Protections. Nothing in this Agreement shall prohibit or restrict Holdings, the Company or their respective Subsidiaries and Affiliates, Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Holdings, the Company or their respective Subsidiaries and Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(f) Defend Trade Secret Act. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Holdings, the Company or their respective Subsidiaries and Affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Holdings, the Company or their respective Subsidiaries and Affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6. Ownership of Intellectual Property, Inventions and Patents. Executive acknowledges that all intellectual property, including, without limitation, all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Holdings’, the Company’s or any of their respective Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed or engaged by the Company, whether before or after the date of this Agreement, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to Holdings, the Company or such respective Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and Holdings, the Company or such respective Subsidiary shall own all rights therein. To the extent any such copyrightable work or the intellectual property rights in the Work Product is not a “work made for hire,” Executive hereby assigns (nunc pro tunc, effective as of the first date of Executive’s employment or engagement by Holdings, the Company or any of their respective Subsidiaries) and agrees to assign to Holdings, the Company or such respective Subsidiary all right, title and interest, including, without limitation, copyright and all other intellectual property rights, in and to such copyrightable work and other Work Product. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership by Holdings, the Company or such respective Subsidiary (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Restrictive Covenants.

(a) Restricted Activities. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that, during the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries, Executive has and shall become familiar with Holdings’, the Company’s and their respective Subsidiaries’ and Affiliates’ trade secrets and with other Confidential Information concerning Holdings, the Company and their respective Subsidiaries and Affiliates, and that Executive’s services have been and shall be of special, unique and extraordinary value to Holdings, the Company and their respective Subsidiaries and Affiliates. Therefore, in further consideration of the compensation to be paid to Executive hereunder and without limiting any other obligations of Executive pursuant to this Agreement, in order to protect the legitimate business interests and goodwill of Holdings, the Company and their respective Subsidiaries and Affiliates, Executive agrees that, during the Employment Period, Executive shall not, directly or indirectly, acquire or hold, beneficially or otherwise, any economic, financial or other interest (whether an equity interest or otherwise) in, act as an equity holder or employee, director, manager, independent contractor or representative of, manage, control, operate, consult with, render services in any capacity for, or otherwise participate in any Person (including any division, group or franchise of a larger organization), other than Holdings, the Company and their respective Subsidiaries, which engages in, or engages in the management or operation of any Person that engages in, any business that competes with orotherwise engages in any aspect of the Business in any geographic area in which Holdings, the Company and their respective Subsidiaries conduct their Business, including North America, Australia, Europe, Asia, South America and Africa and beyond. For purposes of this Agreement, the term “participate in” shall include having any direct or indirect interest in any corporation, partnership joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Notwithstanding the restrictions specified in this Section 7(a), nothing herein shall be construed to prohibit Executive from (i) owning, solely as a passive investment, the securities of an entity which are publicly traded on a national or regional stock exchange or on the over-the- counter market or investing through a private equity fund in securities of an entity that is not publicly traded; provided, that, Executive does not, directly or indirectly, own 2% or more of any class of securities of such entity, or (ii) owning, solely as a passive investment, the securities of an entity which are not publicly traded; provided, that, such entity (including each of its Subsidiaries) is not engaged in the Business. For purposes herein, “Business” means the business of online fast fashion apparel (including designing, manufacturing, marketing and selling such apparel), as the same may be altered, amended, supplemented or otherwise changed from time to time, and any other business in which Holdings, the Company or any of their respective Subsidiaries is engaged during the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries.

(b) Non-Solicit. Executive shall not, directly or indirectly through another Person (other than on behalf of Holdings, the Company and their respective Subsidiaries), either individually or acting in concert with another Person or Persons, (i) induce or attempt to induce any employee or independent contractor of Holdings, the Company or any of their respective Subsidiaries to leave the employ or services of Holdings, the Company or such respective Subsidiary, or in any way interfere with the relationship between Holdings, the Company or any such respective Subsidiary and any employee or independent contractor thereof during the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries or the one (l)-year period following the termination of Executive’s employment with Holdings, the Company and their respective Subsidiaries or (ii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Holdings, the Company or any respective Subsidiary to cease doing business with Holdings, the Company or such respective Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensor or other business relation and Holdings, the Company or any respective Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Holdings, the Company or any of their respective Subsidiaries) during the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries.

(c) Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, Executive shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Holdings, the Company or any of their respective Subsidiaries or Affiliates, during the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries. The Company agrees to instruct Board members and its senior executives not to, while serving as a Board member or employed by the Company, as the case may be, make negative comments about Executive or otherwise disparage

Executive in any manner that is likely to be harmful to Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Board members and the Company’s senior executives shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(d) Blue-Pencil. If, at the time of enforcement of Sections 5 or 6 or this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Executive hereby acknowledges that the restrictions in Sections 5 and 6 and this Section 7 are reasonable and represents that Executive has either consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Executive fully understands the terms and conditions contained herein.

(e) Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5 and 6 and this Section 7 are in consideration of Executive’s employment with the Company, the future issuance of incentive equity to Executive by Holdings and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (i) that the business of Holdings, the Company, and their respective Subsidiaries will be conducted throughout North America, Australia, Europe, Asia, South America and Africa and beyond; (ii) notwithstanding the state of organization or principal office of Holdings, the Company or any of their respective Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that Holdings, the Company and their respective Subsidiaries will have business activities and have valuable business relationships within its industry throughout North America, Australia, Europe, Asia, South America and Africa and beyond; and (iii) as part of Executive’s responsibilities, Executive will be traveling throughout North America, Australia, Europe, Asia, South America and Africa and other jurisdictions where Holdings, the Company and their respective Subsidiaries conduct business during the course of Executive’s employment with Holdings, the Company and their respective Subsidiaries in furtherance of their business relationships. Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 are necessary to protect the legitimate business interests of Holdings, the Company and their respective Subsidiaries and that the potential harm to Holdings, the Company and their respective Subsidiaries of the non-enforcement of any provision of Sections 5 and 6 and this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Holdings, theCompany and their respective Subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.

(f) Specific Performance. In the event of the breach or a threatened breach by Executive of any of the provisions of Sections 5 or 6 or this Section 7, Holdings, the Company and their respective Subsidiaries and Affiliates would suffer material and irreparable harm and money damages would not be a sufficient or adequate remedy for any such breach and, in addition and supplementary to other rights and remedies existing in its favor whether hereunder (including Section 7) or under any other agreement, at law or in equity, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond, deposit or other security). In addition, in the event of an alleged breach or violation by Executive thereof, any post-termination restriction pursuant to Section 7(b)(i) shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (b) except as previously disclosed to the Company in writing (a copy of such agreement having been provided to the Company and with respect to which all noncompete restrictions shall expire prior to the commencement of the Employment Period), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has either consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Executive fully understands the terms and conditions contained herein.

9. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise, and such “control” shall be conclusively presumed if any Person owns 10% or more of the voting capital stock or other equity securities, directly or indirectly, of any other Person.

“Affiliate Transaction” shall mean any agreement, transaction (including hiring), commitment or arrangement between Holdings or any of its Subsidiaries, on the one hand, and any of Holdings’ or any of its Subsidiary’s then existing officers, managers, directors, employees, equityholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, on the other hand.

“Cause” shall mean with respect to Executive one or more of the following: (a) the indictment for, conviction of, or plea of guilty or nolo contendere to (i) a felony (other than a driving offense related solely to driving in excess of the speed limit), (ii) any other crime involving moral turpitude, or (iii) any crime involving misappropriation, embezzlement or fraud with respect to Holdings, the Company or any of their respective Subsidiaries or any of their customers or suppliers; (b) misconduct that would reasonably be expected to cause Holdings, the Company or any of their respective Subsidiaries substantial public disgrace or disrepute or economic harm; (c) repeated refusal to perform duties consistent with this Agreement as lawfully directed by the Board, including, without limitation, (A) Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for Disability) or (B) Executive’s refusal to comply with any lawful directive or policy of the Board which in each case is incurable or not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to Executive; (d) any act or knowing omission aiding or abetting a competitor, supplier or customer of Holdings, the Company or any of their respective Subsidiaries to the disadvantage or detriment of Holdings, the Company or any of their respective Subsidiaries; (e) breach of fiduciary duty, gross negligence or willful misconduct with respect to Holdings, the Company or any of their respective Subsidiaries; (f) use of alcohol, drugs or other similar substances that materially impairs Executive’s ability to perform Executive’s duties under this Agreement; or (g) any other material breach by Executive of this Agreement or any other agreement between Executive and Holdings, the Company or any of their respective Subsidiaries which is incurable or not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to Executive.

“Disabled” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plans, Executive is unable to perform the essential duties, responsibilities and functions of Executive’s position with the Company and their Subsidiaries and Affiliates for a period of not less than one hundred eighty (180) days in any three hundred sixty- five (365)-day period (whether or not consecutive) as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and their Subsidiaries and Affiliates or if providing such accommodations would be unreasonable, all as determined by the Board in its good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company, with input from Executive, and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s Base Salary or Target Bonus, other than as a part of and in proportion to a reduction in compensation affecting employees of the Company, or its successor entity, generally and in no event to exceed 10%; (b) a material adverse change in Executive’s title, authority, responsibilities or duties; or (c) the Company’s requirement that Executive relocate her primary work location to a location that is more than thirty (30) miles from its then current location. For “Good Reason” to be established, (i) Executive must provide written notice to the Board Chairman or lead Director within thirty (30) days of the first occurrence of any such event; (ii) the Company must fail to materially remedy such event within thirty (30) days after its receipt of such written notice, and (iii) Executive’s resignation must be effective not later than thirty (30) days after the expiration of such cure period.

“Incentive Equity Agreement” shall mean that certain Incentive Equity Agreement, dated on or about the Effective Date, by and among Executive, the Company and Holdings, in the form attached hereto as Exhibit B.

“Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary,” when used with respect to any Person, shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by such Person or of which such Person serves as the managing member or in a similar capacity or of which such Person holds a majority of the partnership or limited liability company or similar interests or is otherwise entitled to receive a majority of distributions made by it, in each case directly or through one or more Subsidiaries, and any other Person in which such Person directly or indirectly invests.

10. Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow), sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Jill Ramsey

At the address shown in the books and records of the Company.

Notices to the Company:

Excelerate US, Inc.

c/o Summit Partners, L

222 Berkeley Street

Boston, MA 02116

Attention:        Christopher J. Dean

Matthew G. Hamilton

Email:             [*****]

[*****]

With copies to:

Excelerate US, Inc.

c/o Summit Partners, L

222 Berkeley Street

Boston, MA 02116

Attention:        Christopher J. Dean

Matthew G. Hamilton

Email:             [*****]

[*****]

and:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:        Brian C. Van Klompenberg, P.C.

Email:             bvanklompenberg@kirkland.com

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention:        Matthew D. Cohn, P.C.

Email:             matthew.cohn@kirkland.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by facsimile (subject to automatic proof of transmission), one day after being sent by overnight courier or three (3) days after being mailed by first class mail, return receipt requested, as applicable.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way, including, without limitation, any prior employment agreement, including the Offer Letter, by and between Executive and the Company or any of its Subsidiaries.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf)or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided, that, (a) this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Executive), and (b) this Agreement will be assignable, transferable or delegable by the Company without the consent of Executive to Holdings, the Company or any of their respective Subsidiaries or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of their business or assets (none of which shall constitute a termination of Executive’s employment hereunder).

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive which consent shall specifically state the intent of both parties hereto to supplement the terms herein, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Insurance. The Company and/or Holdings may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to reasonably cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for a healthy person of Executive’s age.

20. Indemnification and Reimbursement of Payments on Behalf of Executive. Holdings and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Holdings or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Holdings, the Company or any of their respective Subsidiaries or Executive’s ownership interest in Holdings, the Company or any of their respective Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation. In the event Holdings or any of its Subsidiariesdoes not make such deductions or withholdings, Executive shall indemnify Holdings and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto.

21. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE AGREEMENT AND CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

22. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of Holdings, the Company or their respective Subsidiaries, at any time during the Employment Period (“Corporate Opportunities”)- During the Employment Period, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf

23. Executive’s Cooperation. During the Employment Period and thereafter during Executive’s lifetime, Executive shall cooperate with Holdings, the Company and their respective Subsidiaries and Affiliates in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by Holdings, the Company and their respective Subsidiaries and Affiliates (including, without limitation, Executive being available to Holdings, the Company and their respective Subsidiaries and Affiliates upon reasonable notice for interviews and factual investigations, appearing at Holdings’, the Company’s or any of their respective Subsidiaries’ or Affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to Holdings, the Company and their respective Subsidiaries and Affiliates all pertinent information and turning over to Holdings, the Company and their respective Subsidiaries and Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Holdings, the Company or any of their respective Subsidiaries or Affiliates requires Executive’s cooperation in accordance with this Section 23, the Company shall pay Executive a reasonable per diem as determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

24. Indemnification. During the term of Executive’s employment and thereafter, the Company agrees that it shall indemnify Executive and provide Executive with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Board and other most senior executive officers.

25. Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EXCELERATE US, INC.

By:	/s/ Shih-Fong Wang
Name:	Shih-Fong Wang
Its:	Chief Financial Officer

/s/ Jill Ramsey
Jill Ramsey

Exhibit A

GENERAL RELEASE

I, Jill Ramsey, in consideration of and subject to the performance by Excelerate US, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of April [    ], 2020 (the “Agreement”), do hereby release and forever discharge as of the date hereof Excelerate, L.P. (“Holdings”), the Company and their Subsidiaries and Affiliates (each as defined therein) and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of Holdings, the Company and their Subsidiaries and Affiliates and their direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 4(b)(ii) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(b)(ii) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I executed this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses,including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

I have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand that Section 1542 gives me the right not to release existing claims of which I am not aware, unless I voluntarily choose to waive this right. Having been so apprised, I hereby voluntarily elect to and do waive the rights described in Section 1542 and elect to assume all risks for claims that existed in my favor, known or unknown.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that (i) I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release, (ii) are for coverage under any D&O or other similar insurance policy or (iii) are for indemnification under any agreement or arrangement with the Company. I acknowledge and agree that my separation from employment with the Company is in compliance with the terms of the Agreement and company policy and shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.

7. I represent that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that I will forfeit all amounts payable by the Company pursuant to Section 4(b)(ii) of the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including attorneys’ fees, and upon the Company’s request return all payments theretofore received by me pursuant to Section 4(b)(ii) of the Agreement.

10. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the National Association of Securities Dealers, Inc. (NASD), any other self- regulatory organization or governmental entity.

12. I agree not to disparage any of the Released Parties or their past and present investors, officers, directors or employees or their affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Released Parties confidential unless a prior written release from the Company is obtained. I further agree that, as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, that I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shallnot retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect (i) any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof, (ii) any vested rights I may have under the employee benefit plans, programs, or policies of the Company and its affiliates; (iii) any indemnification rights to which I may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify me or hold me harmless, (iv) my rights following the date hereof with respect to any equity interests I hold in the Company or any of its past or present affiliates or (v) any rights or claims that cannot be waived by law.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON __, TO CONSIDER IT AND THE CHANGES MADE SINCE THE        , VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(f)	THE CHANGES TO THIS GENERAL RELEASE SINCE _______ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g)

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:	April 21, 2020	/s/ Jill Ramsey
Jill Ramsey

Exhibit B

Incentive Equity Agreement